Exhibit 99.1

Koppers Holdings Inc. 436 Seventh Avenue Pittsburgh, PA 15219-1800 Tel 412 227 2001 www.koppers.com

News Release

FOR IMMEDIATE RELEASE

For Information:	Quynh McGuire, Vice President, Investor Relations
412 227 2049
McGuireQT@koppers.com

Koppers Reports Second Quarter 2022 Results

Declares Quarterly Dividend on Common Shares

Reaffirms 2022 Outlook

Record Quarter Sales of $502.5 Million vs. $441.0 Million in Prior Year Quarter

New $800 Million Credit Facility Provides Additional Financial Flexibility

PITTSBURGH, August 4, 2022 – Koppers Holdings Inc. (NYSE: KOP), an integrated global provider of treated wood products, wood treatment chemicals, and carbon compounds, today reported net income attributable to Koppers for the second quarter of 2022 of $11.7 million, or $0.55 per diluted share, compared to $26.9 million, or $1.22 per diluted share, in the prior year quarter.

Adjusted net income attributable to Koppers and adjusted earnings per share (EPS) were $20.5 million and $0.97 per share for the second quarter of 2022, compared to $30.9 million and $1.41 per share in the prior year quarter, respectively.

Consolidated sales of $502.5 million, a record quarter, increased by $61.5 million, or 14.0 percent, compared with $441.0 million in the prior year quarter.  Excluding a $14.5 million unfavorable impact from foreign currency changes, sales increased by $76.0 million, or 17.2 percent, from the prior year.

The Railroad and Utility Products and Services (RUPS) business reported improved sales and profitability compared with the prior year period, primarily driven by pricing increases as well as favorable cost absorption from increased tie procurement levels.

The Performance Chemicals (PC) segment delivered record-quarter sales; however, profitability was unfavorably impacted by increased year-over-year raw material costs, partly offset by global price increases.

The Carbon Materials and Chemicals (CMC) segment again generated significantly higher sales than the prior year quarter, reflecting a favorable pricing environment.  Profitability was higher in the second quarter than the prior year; however, the margin was lower year-over-year due to an insurance recovery recorded in the prior year quarter.

President and CEO Leroy Ball said, “The underlying fundamentals of our business remained strong in the second quarter with a stronger U.S. dollar and persistent inflationary cost increases having the biggest impact on results.  We achieved record second quarter sales due to $95 million of higher price impacts across all of our business segments.  While we are not yet whole in terms of covering all of our increased costs, we continue to make progress and see the situation improving in the back half of this year.”

Second Quarter Financial Performance

•

Sales for RUPS of $204.2 million increased by $8.7 million, or 4.5 percent, compared to sales of $195.5 million in the prior year quarter.  Excluding an unfavorable impact from foreign currency changes of $1.1 million, sales increased by $9.8 million, or 5.0 percent, from the prior year quarter.  Sales increased from prior year, primarily related to pricing increases across multiple markets, particularly crossties and utility poles, and volume increases in the railroad bridge services business, partly offset by volume decreases in the utility pole business.  Adjusted EBITDA for the second quarter was $13.2 million, or 6.5 percent, compared with $12.0 million, or 6.1 percent, in the prior year quarter.  Profitability was positively impacted by these price and volume increases and favorable absorption as procurement  of untreated crossties improved over the prior year period, partly offset by higher raw material, freight and fuel costs.

•

Sales for PC of $149.6 million, a record quarter, increased by $4.0 million, or 2.7 percent, compared to sales of $145.6 million in the prior year quarter.  Excluding an unfavorable impact from foreign currency changes of $2.7 million, sales increased by $6.7 million, or 4.6 percent, from the prior year quarter.  The increase in sales was primarily due to global price increases for copper-based preservatives, partly offset by volume decreases for preservatives in Europe.  Volumes in the Americas were down only slightly from prior year record levels.  Adjusted EBITDA for the second quarter was $20.4 million, or 13.6 percent, compared with $34.5 million, or 23.7 percent, in the prior year quarter.  Profitability was lower than prior year primarily driven by higher raw material costs, which were exacerbated by working through higher cost inventory in the current falling copper price environment, and decreased volumes, partly offset by global price increases for copper-based preservatives.

•

Sales for CMC of $148.7 million increased by $48.8 million, or 48.8 percent, compared to sales of $99.9 million in the prior year quarter. Excluding an unfavorable impact from foreign currency changes of $10.7 million, sales increased by $59.5 million, or 59.5 percent, from the prior year quarter.  Sales benefited from higher pricing across all product lines.  Adjusted EBITDA for the second quarter was $21.0 million, or 14.1 percent, compared with $18.6 million, or 18.6 percent, in the prior year quarter.  The increase in profitability reflects a favorable pricing environment; however, the margin was lower year over year due to insurance proceeds received in the prior year.

•

Net income attributable to Koppers was $11.7 million, compared to $26.9 million in the prior year quarter.  Adjusted net income attributable to Koppers was $20.5 million for the second quarter, compared to $30.9 million in the prior year quarter.  Adjusted EBITDA was $54.6 million, or 10.9 percent, in the second quarter, compared with $65.6 million, or 14.9 percent, in the prior year quarter.

•	Diluted EPS was $0.55, compared to $1.22 per diluted share in the prior year quarter. Adjusted EPS for the quarter was $0.97, compared with $1.41 for the prior year period.
•

Capital expenditures for the six months ended June 30, 2022, were $55.8 million, compared with $60.9 million for the prior year period.  Net of insurance proceeds and cash received from asset sales, capital expenditures were $51.1 million for the current year, compared with $55.8 million for the prior year period.

2022 Outlook

Koppers remains committed to expanding and optimizing its business and making continued progress toward its long-term financial goals.  After considering global economic conditions as well as the ongoing uncertainty associated with geopolitical and supply chain challenges, Koppers expects 2022 sales of approximately $2.0 billion, compared with $1.68 billion in the prior year, and adjusted EBITDA of approximately $230 million for 2022, compared with $223.5 million in the prior year.

The effective tax rate for adjusted net income in 2022 is projected to be approximately 33 percent, compared to the tax rate in 2021, excluding certain income tax effects relating to non-recurring items, of 27 percent.  The higher 2022 tax rate is primarily due to higher anticipated interest expense deduction disallowances and the mix of income from domestic and foreign subsidiaries.  Accordingly, the 2022 adjusted EPS is forecasted to be approximately $4.10, compared with adjusted EPS of $4.21 in the prior year.  The higher tax rate anticipated in 2022 is estimated to have a negative impact on adjusted EPS of approximately $0.40 compared to the prior year.

Koppers expects capital expenditures of approximately $95 million in 2022.  Net of cash received from asset sales and property insurance recoveries, Koppers expects its net investment in capital expenditures to be $80 million to $90 million.

Commenting on the forecast, Mr. Ball said, “We expect an extremely strong second half of 2022 that should carry into next year.  Crosstie procurement in our Railroad Products and Services business is now tracking on a pace well above last year and demand and pricing in our Utility and Industrial Products business have never been stronger.  Add in a favorable near-term backdrop for pricing and demand in our Carbon Materials and Chemicals segment and a solid backlog of projects that underpins Performance Chemicals demand and the back half of the year should represent record financial performance.”

Dividend Declaration

Koppers announced that its Board of Directors declared a quarterly cash dividend of $0.05 per share of its common stock. The dividend is payable on September 12, 2022, to shareholders of record as of the close of trading on August 26, 2022.

Share Repurchase Program

During the second quarter, Koppers repurchased 287,962 shares of common stock for an aggregate of $7.3 million, or an average price per share of $25.34.

At June 30, 2022, $76.9 million remained available under the company’s stock repurchase authorization.  On August 6, 2021, the Board of Directors authorized a $100 million share repurchase program, which has no expiration date.

Credit Agreement

During the quarter, Koppers entered into a Credit Agreement for an $800 million revolving credit facility, a $50 million swingline facility and one or more incremental revolving or term loan facilities.  The new agreement replaces a prior agreement for a $600 million senior secured revolving credit facility and a $100 million senior secured term loan facility.  The new agreement provides lower pricing tiers and additional financial flexibility to support the company's ongoing growth strategy as well as sustainability initiatives.

Investor Conference Call and Webcast

Koppers management will conduct a conference call this morning, beginning at 11:00 a.m. Eastern Time to discuss the company’s results for the quarter.  Presentation materials will be available at least 15 minutes before the call on www.koppers.com in the Investor Relations section of the company’s website.

Interested parties may access the live audio broadcast toll free by dialing 1-833-366-1128 in the United States and Canada, or 1-412-902-6774 for international, Conference ID number 10167786. Participants are requested to access the call at least five minutes before the scheduled start time to complete a brief registration.  The conference call will be broadcast live on www.koppers.com and can also be accessed here.

An audio replay will be available approximately two hours after the completion of the call at 1-877-344-7529 for U.S. toll free, 855-669-9658 for Canada toll free, or 1-412-317-0088 for international, using replay access code 8743727. The recording will be available for replay through November 4, 2022.

###

About Koppers

Koppers, with corporate headquarters in Pittsburgh, Pennsylvania, is an integrated global provider of treated wood products, wood treatment chemicals, and carbon compounds.  Our products and services are used in a variety of niche applications in a diverse range of end markets, including the railroad, specialty chemical, utility, residential lumber, agriculture, aluminum, steel, rubber, and construction industries.  We serve our customers through a comprehensive global manufacturing and distribution network, with facilities located in North America, South America, Australasia, and Europe.  The stock of Koppers Holdings Inc. is publicly traded on the New York Stock Exchange under the symbol "KOP."

For more information, visit: www.koppers.com. Inquiries from the media should be directed to Ms. Jessica Franklin at FranklinJM@koppers.com or 412-227-2025.  Inquiries from the investment community should be directed to Ms. Quynh McGuire at McGuireQT@koppers.com or 412-227-2049.

Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures.  Koppers believes that adjusted EBITDA, adjusted EBITDA margin, adjusted net income attributable to Koppers, adjusted earnings per share, net debt and net leverage ratio provide information useful to investors in understanding the underlying operational performance of the company, its business and performance trends, and facilitate comparisons between periods and with other corporations in similar industries. The exclusion of certain items permits evaluation and a comparison of results for ongoing business operations, and it is on this basis that Koppers management internally assesses the company’s performance.  In addition, the Board of Directors and executive management team use adjusted EBITDA as a performance measure under the company’s annual incentive plans.

Although Koppers believes that these non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP basis financial measures and should be read in conjunction with the relevant GAAP financial measure.  Other companies in a similar industry may define or calculate these measures differently than the company, limiting their usefulness as comparative measures.  Because of these limitations, these non-GAAP financial measures should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP.

See the attached tables for the following reconciliations of non-GAAP financial measures included in this press release:  Unaudited Reconciliation of Net Income to Adjusted EBITDA; Unaudited Reconciliation of Net Income Attributable to Koppers and Adjusted Net Income Attributable to Koppers; Unaudited Reconciliation of Diluted Earnings Per Share and Adjusted Earnings Per Share; Unaudited Reconciliation of Total Debt to Net Debt and Net Leverage Ratio; and Unaudited Reconciliation of Net Income to Adjusted EBITDA On A Latest Twelve Month Basis.

Koppers does not provide reconciliations of guidance for adjusted EBITDA and adjusted EPS to comparable GAAP measures, in reliance on the unreasonable efforts exception.  Koppers is unable, without unreasonable efforts, to forecast certain items required to develop meaningful comparable GAAP financial measures.  These items include, but are not limited to, restructuring and impairment charges, acquisition-related costs, mark-to-market commodity hedging, and LIFO adjustments that are difficult to forecast for a GAAP estimate and may be significant.

Safe Harbor Statement

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and may include, but are not limited to, statements about sales levels, acquisitions, restructuring, declines in the value of Koppers assets and the effect of any resulting impairment charges, profitability and anticipated expenses and cash outflows.

All forward-looking statements involve risks and uncertainties. All statements contained herein that are not clearly historical in nature are forward-looking, and words such as “outlook,” “guidance,” “forecast,” “believe,” “anticipate,” “expect,” “estimate,” “may,” “will,” “should,” “continue,” “plan,” “potential,” “intend,” “likely,” or other similar words or phrases are generally intended to identify forward-looking statements.  Any forward-looking statement contained herein, in other press releases, written statements or other documents filed with the Securities and Exchange Commission, or in Koppers communications and discussions with investors and analysts in the normal course of business through meetings, phone calls and conference calls, regarding future dividends, expectations with respect to sales, earnings, cash flows, operating efficiencies, restructurings, the benefits of acquisitions, divestitures, joint ventures or other matters as well as financings and debt reduction, are subject to known and unknown risks, uncertainties and contingencies.

Many of these risks, uncertainties and contingencies are beyond our control, and may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements.  Factors that might affect such forward-looking statements include, among other things, the impact of changes in commodity prices, such as oil and copper, on product margins; general economic and business conditions; disruption in the U.S. and global financial markets; potential difficulties in protecting our intellectual property; the ratings on our debt and our ability to repay or refinance our outstanding indebtedness as it matures; our ability to operate within the limitations of our debt covenants; potential impairment of our goodwill and/or long-lived assets; demand for Koppers goods and services; competitive conditions; interest rate and foreign currency rate fluctuations; availability and costs of key raw materials; unfavorable resolution of claims against us, as well as those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Koppers, particularly our latest annual report on Form 10-K and any subsequent filings by Koppers with the Securities and Exchange Commission.  Any forward-looking statements in this release speak only as of the date of this release, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after that date or to reflect the occurrence of unanticipated events.

KOPPERS HOLDINGS INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

AND COMPREHENSIVE INCOME

(Dollars in millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net sales	$502.5	$441.0	$961.8	$848.5
Cost of sales	419.4	343.9	789.7	663.2
Depreciation and amortization	13.4	13.9	27.6	30.0
(Gain) on sale of assets	0.0	(0.3)	(2.5)	(7.8)
Impairment and restructuring charges	0.0	0.9	0.0	2.1
Selling, general and administrative expenses	40.6	38.3	79.7	72.8
Operating profit	29.1	44.3	67.3	88.2
Other income, net	0.4	0.8	1.0	1.8
Interest expense	11.1	10.1	20.9	20.3
Income from continuing operations before income taxes	18.4	35.0	47.4	69.7
Income tax provision	6.8	9.1	16.5	17.6
Income from continuing operations	11.6	25.9	30.9	52.1
(Gain) loss on sale of discontinued operations, net of tax (expense) benefit of $0.0, $0.1, $(0.2) and $0.1	0.0	1.0	(0.5)	0.6
Net income	11.6	26.9	30.4	52.7
Net loss attributable to noncontrolling interests	(0.1)	(0.0)	(0.1)	(0.1)
Net income attributable to Koppers	$11.7	$26.9	$30.5	$52.8
Earnings (loss) per common share attributable to Koppers common shareholders:
Basic -
Continuing operations	$0.56	$1.22	$1.47	$2.46
Discontinued operations	0.00	0.04	(0.02)	0.03
Earnings per basic common share	$0.56	$1.26	$1.45	$2.49
Diluted -
Continuing operations	$0.55	$1.18	$1.44	$2.38
Discontinued operations	0.00	0.04	(0.02)	0.02
Earnings per diluted common share	$0.55	$1.22	$1.42	$2.40
Comprehensive (loss) income	$(38.8)	$31.4	$(18.4)	$63.1
Comprehensive loss attributable to noncontrolling interests	(0.2)	0.0	(0.3)	(0.1)
Comprehensive (loss) income attributable to Koppers	$(38.6)	$31.4	$(18.1)	$63.2
Weighted average shares outstanding (in thousands):
Basic	21,026	21,289	21,088	21,217
Diluted	21,239	21,967	21,472	21,949

KOPPERS HOLDINGS INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

(Dollars in millions, except per share amounts)

	June 30, 2022	December 31, 2021
Assets
Cash and cash equivalents, including restricted cash	$40.4	$45.5
Accounts receivable, net of allowance of $3.3 and $3.3	229.5	182.8
Inventories, net	326.6	313.8
Derivative contracts	17.0	61.0
Other current assets	27.9	25.0
Total current assets	641.4	628.1
Property, plant and equipment, net	518.8	489.1
Operating lease right-of-use assets	86.9	91.2
Goodwill	294.0	296.0
Intangible assets, net	123.5	131.5
Deferred tax assets	13.5	15.0
Other assets	9.2	11.0
Total assets	$1,687.3	$1,661.9
Liabilities
Accounts payable	$197.9	$171.9
Accrued liabilities	84.5	90.5
Current operating lease liabilities	20.9	21.3
Current maturities of long-term debt	0.0	2.0
Total current liabilities	303.3	285.7
Long-term debt	833.7	781.5
Accrued postretirement benefits	37.4	38.6
Deferred tax liabilities	24.1	33.4
Operating lease liabilities	67.0	70.3
Other long-term liabilities	42.6	41.6
Total liabilities	1,308.1	1,251.1
Commitments and contingent liabilities
Equity
Senior Convertible Preferred Stock, $0.01 par value per share; 10,000,000 shares authorized; no shares issued	0.0	0.0
Common Stock, $0.01 par value per share; 80,000,000 shares authorized; 24,504,713 and 24,026,844 shares issued	0.2	0.2
Additional paid-in capital	257.0	249.5
Retained earnings	329.3	300.9
Accumulated other comprehensive loss	(88.7)	(40.0)
Treasury stock, at cost, 3,607,639 and 2,930,694 shares	(122.5)	(104.0)
Total Koppers shareholders’ equity	375.3	406.6
Noncontrolling interests	3.9	4.2
Total equity	379.2	410.8
Total liabilities and equity	$1,687.3	$1,661.9

KOPPERS HOLDINGS INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Dollars in millions)

	Six Months Ended June 30,
	2022	2021
Cash provided by (used in) operating activities:
Net income	$30.4	$52.7
Adjustments to reconcile net cash used in operating activities:
Depreciation and amortization	27.6	30.0
Stock-based compensation	6.7	6.6
Change in derivative contracts	7.1	(1.7)
Non-cash interest expense	1.7	1.3
(Gain) on sale of assets	(2.6)	(7.8)
Insurance proceeds	(0.7)	0.0
Deferred income taxes	0.6	0.4
Change in other liabilities	(1.0)	4.0
Other - net	5.8	1.2
Changes in working capital:
Accounts receivable	(52.3)	(31.7)
Inventories	(19.6)	5.7
Accounts payable	28.0	0.5
Accrued liabilities	(7.9)	(21.5)
Other working capital	(2.6)	(3.6)
Net cash provided by operating activities	21.2	36.1
Cash (used in) provided by investing activities:
Capital expenditures	(55.8)	(60.9)
Insurance proceeds received	0.7	0.0
Cash provided by sale of assets	4.0	5.1
Net cash used in investing activities	(51.1)	(55.8)
Cash provided by (used in) financing activities:
Net increase in credit facility borrowings	55.0	34.2
Repayments of long-term debt	(2.0)	(5.1)
Issuances of Common Stock	0.7	1.8
Repurchases of Common Stock	(18.5)	(1.9)
Payment of debt issuance costs	(4.6)	0.0
Dividends paid	(2.1)	0.0
Net cash provided by financing activities	28.5	29.0
Effect of exchange rate changes on cash	(3.7)	(1.3)
Net (decrease) increase in cash and cash equivalents	(5.1)	8.0
Cash and cash equivalents at beginning of period	45.5	38.5
Cash and cash equivalents at end of period	$40.4	$46.5
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash outflow from operating leases	$14.6	$15.5
Supplemental disclosure of non-cash investing and financing activities:
Right-of-use assets obtained in exchange for new operating lease liabilities	$6.3	$8.3
Supplemental disclosure of cash flow information:
Non-cash investing activities
Accrued capital expenditures	$8.2	$4.2

UNAUDITED SEGMENT INFORMATION

The following tables set forth certain sales and operating data, net of all intersegment transactions, for the company’s businesses for the periods indicated.

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
(Dollars in millions)
Net sales:
Railroad and Utility Products and Services	$204.2	$195.5	$387.6	$387.4
Performance Chemicals	149.6	145.6	286.0	269.2
Carbon Materials and Chemicals	148.7	99.9	288.2	191.9
Total	$502.5	$441.0	$961.8	$848.5
Adjusted EBITDA(1):
Railroad and Utility Products and Services	$13.2	$12.0	$24.8	$28.4
Performance Chemicals	20.4	34.5	41.2	62.3
Carbon Materials and Chemicals	21.0	18.6	41.2	29.0
Corporate Unallocated	0.0	0.5	0.0	1.0
Total	$54.6	$65.6	$107.2	$120.7
Adjusted EBITDA margin(2):
Railroad and Utility Products and Services	6.5%	6.1%	6.4%	7.3%
Performance Chemicals	13.6%	23.7%	14.4%	23.1%
Carbon Materials and Chemicals	14.1%	18.6%	14.3%	15.1%
Total	10.9%	14.9%	11.1%	14.2%

(1)	The tables below describe the adjustments to arrive at adjusted EBITDA for the three and six months ended June 30, 2022 and 2021, respectively.
(2)	Adjusted EBITDA as a percentage of GAAP sales.

UNAUDITED RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

(In millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net income	$11.6	$26.9	$30.4	$52.7
Interest expense	11.1	10.1	20.8	20.3
Depreciation and amortization	13.4	13.9	27.6	30.0
Income tax provision	6.8	9.1	16.5	17.6
Discontinued operations	0.0	(1.0)	0.5	(0.6)
Sub-total	42.9	59.0	95.8	120.0
Adjustments to arrive at adjusted EBITDA:
Impairment, restructuring and plant closure (benefits) costs	(0.2)	1.6	0.0	5.0
(Gain) on sale of assets	0.0	(0.3)	(2.5)	(7.8)
LIFO expense	5.1	4.3	6.8	5.3
Mark-to-market commodity hedging losses (gains)	6.8	1.0	7.1	(1.8)
Total adjustments	11.7	6.6	11.4	0.7
Adjusted EBITDA	$54.6	$65.6	$107.2	$120.7

UNAUDITED RECONCILIATION OF NET INCOME ATTRIBUTABLE TO KOPPERS

AND ADJUSTED NET INCOME ATTRIBUTABLE TO KOPPERS

(In millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net income attributable to Koppers	$11.7	$26.9	$30.5	$52.8
Adjustments to arrive at adjusted net income:
Impairment, restructuring and plant closure (benefits) costs	(0.2)	1.5	0.0	5.4
(Gain) on sale of assets	0.0	(0.3)	(2.5)	(7.8)
LIFO expense	5.1	4.3	6.8	5.3
Mark-to-market commodity hedging losses (gains)	6.8	1.0	7.1	(1.8)
Total adjustments	11.7	6.5	11.4	1.1
Adjustments to income tax and noncontrolling interests:
Income tax on adjustments to pre-tax income	(3.2)	(1.5)	(3.1)	0.0
Deferred tax adjustments	0.0	0.0	0.7	0.0
Writeoff of debt issue costs	0.4	0.0	0.4	0.0
Noncontrolling interest	(0.1)	0.0	(0.1)	(0.1)
Effect on adjusted net income	8.8	5.0	9.3	1.0
Adjusted net income including discontinued operations	20.5	31.9	39.8	53.8
Discontinued operations	0.0	(1.0)	0.5	(0.6)
Adjusted net income attributable to Koppers	$20.5	$30.9	$40.3	$53.2

UNAUDITED RECONCILIATION OF DILUTED EARNINGS PER SHARE

AND ADJUSTED EARNINGS PER SHARE

(In millions except share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Income from continuing operations attributable to Koppers	$11.7	$25.9	$31.0	$52.2
Net income attributable to Koppers	$11.7	$26.9	$30.5	$52.8
Adjusted net income attributable to Koppers	$20.5	$30.9	$40.3	$53.2
Denominator for diluted earnings per share (in thousands)	21,239	21,967	21,472	21,949
Earnings per share:
Diluted earnings per share - continuing operations	$0.55	$1.18	$1.44	$2.38
Diluted earnings per share - net income	$0.55	$1.22	$1.42	$2.40
Adjusted earnings per share	$0.97	$1.41	$1.87	$2.43

UNAUDITED RECONCILIATION OF TOTAL DEBT TO NET DEBT

AND NET LEVERAGE RATIO

(In millions)

	Twelve Months Ended
	June 30, 2022	December 31, 2021	June 30 2021
Total Debt	$833.7	$783.5	$806.2
Less: Cash	40.4	45.5	46.5
Net Debt	$793.3	$738.0	$759.7
Adjusted EBITDA	$209.9	$223.5	$234.5
Net Leverage Ratio	3.8	3.3	3.2

UNAUDITED RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

ON A LATEST TWELVE MONTH BASIS

(In millions)

	Twelve Months Ended
	June 30, 2022	December 31, 2021	June 30 2021
Net income	$62.7	$84.9	$146.7
Interest expense	40.9	40.5	42.5
Depreciation and amortization	55.9	58.4	58.0
Income tax provision	33.4	34.5	33.4
Discontinued operations, net of tax	1.3	0.2	(32.5)
Sub-total	194.2	218.5	248.1
Adjustments to arrive at adjusted EBITDA:
Impairment, restructuring and plant closure (benefits) costs	(0.8)	4.2	(1.6)
(Gain) on sale of assets	(25.9)	(31.2)	0.0
LIFO expense (benefit)	29.7	28.2	(4.5)
Mark-to-market commodity hedging losses (gains)	12.7	3.8	(10.6)
Pension settlement	0.0	0.0	0.1
Discretionary incentive	0.0	0.0	3.0
Adjusted EBITDA	$209.9	$223.5	$234.5